Code Green Apparel Corp. 8-K

Exhibit 10.1

NOTE PURCHASE AGREEMENT

This note purchase agreement (“Agreement”) is made and entered into this 12th day of April 2017 by and between Code Green Apparel Corp, a Nevada corporation (“CGAC” or the “Company”) and Sojourn Investments, LP, a Texas Limited Partnership (“Investor”) (CGAC and Investor jointly, the “Parties”).

WITNESSETH:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties to this Agreement, said parties agree as follows:

(a)	CGAC agrees to sell to Investor the note (“Note” or “Debenture”) issued by the Company with terms as fully represented in Exhibit 1 hereto with a face value in the amount of $ 32,500 (“Original Principal Balance”). The Original Principal Balance consists of cash proceeds of $27,500 (“Note Proceeds”).
(b)	Investor agrees to purchase the Debenture from CGAC.
(c)	Pursuant to this Agreement, the Parties agree as follows:
1.	Step 1: Both Parties will execute this Agreement;
2.	Step 2: Upon receipt of a fully executed Agreement CGAC will execute the Debenture, marked Exhibit 1 hereto, along with Exhibits 1A, 1B, and 1D, and deliver originals thereof to the Investor.
3.	Step 3: Within 48 hours of the completion of Step 2 above, Investor shall wire the Note Proceeds in full to CGAC as follows:

Amount:	$27,500
Bank:	Wells Fargo Bank
27702 Crown Valley Pkwy D1
Ladera Ranch, CA 92694

Account Name:	Code Green Apparel Corp
Account #:	##########
ABA #:	##########

This Agreement is null and void unless Step 3 is completed.

(1)  Representations and Warranties. The Parties to this Agreement, and their agents represent and warrant they are entering into this Agreement and the performance by them, and their agents hereunder will not conflict with, violate or constitute a breach of, or require any consent or approval under any agreement, license, arrangement or understanding, or any law, judgment, decree, order, rule or regulation to which they and their agents are a party or by which it is bound.

The signatories and parties to this Agreement warrant that they are authorized to enter into this Agreement and is binding upon the Parties hereto. All entities which are parties to this Agreement warrant that they are in good standing and current with their states or locations of domicile and that their entering into this Agreement will not violate or breach any other binding agreement of the Parties.

(2)  Severability. If any provision of this Agreement is invalid and unenforceable in any jurisdiction, then to the fullest extent permitted by law: (1) the other provisions hereof shall remain in full force and effect in such jurisdiction; and (2) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or unenforceability of such provision in any other jurisdiction.

(3)  Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by the Parties.

(4)  Successors. This Agreement may not be assigned. Subject to the foregoing, in every respect, this Agreement shall inure to the benefit of and be binding upon the parties and their successors.

(5)  Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

(6)  Notices. Any notice, request, demand or other communication in connection with this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested or sent by facsimile, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a facsimile, upon confirmed transmission thereof and (iv) addressed as follows:

ARTICLE I.INVESTOR:	COMPANY:
Sojourn Investments, LP	Code Green Apparel Corp
3411 Preston Road	31642 South Coast Highway
Suite C13-230	Suite 102
Frisco, TX 75034	Laguna Beach, CA 92651

or to any such other or additional persons and addresses as the parties may from time to time designate in writing delivered in accordance with this Section.

(7)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(8)  Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Texas. In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the Court.

(9)  Ownership Limitation. Notwithstanding anything to the contrary herein contained, the Investor may not convert the Debenture to the extent such conversion would result in the Investor, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock, including shares issuable upon such conversion and held by the Investor after application of this section. The provisions of this section may be waived by the Investor (but only as to itself and not to any other holder) upon not less than 61 days prior notice to the Company. Other investors shall be unaffected by any such waiver.

(10)  Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

IN WITNESS WHEREOF, the parties have executed this Agreement as the day and year first stated above.

Code Green Apparel Corp	Sojourn Investments, LP

By:	By:
George J. Powell III, CEO	Casey Jensen, CEO of its General
Partner, SJI Management By:__

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